Exhibit 99.1

Earnings Release

  Contact:

    Cornell Stamoran

    (732) 537 6408

    cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2010 SECOND QUARTER RESULTS

Somerset, N.J. – February 12, 2010 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for the second fiscal quarter ended December 31, 2009. Catalent recognized net revenue of $433.5 million and a net loss of ($21.7) million for the quarter then ended. EBITDA and Adjusted EBITDA as detailed in the attached schedules for the twelve months ended December 31, 2009, were ($167.2) million and $303.0 million, respectively. Adjusted EBITDA for the second quarter was $77.6 million, an increase of $9.2 million, or 13%, as compared to prior year. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said “Second quarter financial performance improved significantly over the prior year quarter. At constant currency, revenue grew 4% while core operating profitability grew 11% largely due to an increasingly disciplined focus on manufacturing cost across all of our reporting segments and technology offerings. In addition, our second quarter results reflect increased activity in the form of sterile manufacturing and commercial packaging services provided to several customers in support of combating the H1N1 flu pandemic. We were proud to be of service in a time of need to help our customers address this global health concern.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Year-to-date operating cash flow of $104 million is significantly ahead of the comparable prior year-to-date period and reflects stronger operating performance, as well as ongoing improvements in working capital. We continue to operate with significant available liquidity – more than $400 million at quarter end – which provides us with ample flexibility to pursue our growth initiatives.”

Results of Operations – Second Fiscal Quarter Ended December 31, 2009

Net revenue for the fiscal quarter ended December 31, 2009 was $433.5 million, an increase of $39.0 million compared to $394.5 million for the same period of fiscal year 2009. The weaker U.S. dollar favorably impacted our revenue by approximately 6%, or $23.5 million. Excluding the impact of foreign exchange rates, net revenue increased by $15.6 million, or 4%, primarily due to an increase in demand within our Oral Technologies and Sterile Technologies segments. Excluding the impact of foreign exchange translation, Oral Technologies revenue increased $12.1 million, or 6%, driven by an increase in demand for controlled release products as well as increased volumes for our products using Zydis® fast-dissolve technology platform. Revenue from our Sterile Technologies segment increased by $6.0 million, or 12%, on a constant currency basis relative to the same period of fiscal year 2009 due to favorable pricing and demand for H1N1 and seasonal flu vaccines at our Belgium pre-filled syringe facility. Packaging Services revenue declined $2.3 million, or 2%, excluding the impact of foreign exchange translation, due to a decrease in demand for printed components at our North American facilities. Revenue from Development and Clinical Services decreased $0.6 million, or 1%, on a constant currency basis due to a modest net decrease in demand for clinical services at several of our North American and European facilities.

Gross margin of $118.4 million increased $22.3 million, or 23%, compared to the same period of fiscal year 2009. Excluding the impact of foreign exchange translation of approximately 5% or $5.1 million, gross margin increased by $17.2 million, or 18%. This increase was primarily driven by the revenue increases experienced in Oral Technologies and Sterile Technologies as discussed above. Also contributing to the gross margin improvement is favorable product mix within Packaging Services, and manufacturing indirect cost savings across all reporting segments, led by Packaging Services and Development and Clinical Services.

Selling, general and administrative (“SG&A”) expenses of $76.2 million in the second quarter of fiscal 2010 increased by approximately 13%, or $8.8 million, compared to the same period of fiscal year 2009. The weaker U.S. dollar increased our SG&A expenses by approximately $2.8 million, or 4%, compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses increased approximately 9%, or $6.0 million, as compared to the same period in the prior year, largely as a result of an increase in R&D spending within our segments.

EBITDA from continuing operations for the second quarter of $77.6 million increased $79.2 million from the prior fiscal year primarily due to a non-cash unrealized foreign currency translation loss in the prior year related to intercompany debt denominated in currencies other than the U.S. dollar. Specifically within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies EBITDA increased $6.4 million, or 13%, due primarily to the previously mentioned revenue increases within our controlled release and Zydis® delivery platforms. Within Packaging Services, EBITDA increased $5.9 million due to manufacturing indirect cost savings, as well as an increase in demand at several of our North American and European commercial packaging facilities due to the H1N1 pandemic, which was partially offset by weakening demand for printed components. Development and Clinical Services EBITDA increased $3.5 million compared to the same period of the prior fiscal year due to favorable product mix within our Clinical Services facilities and the implementation of manufacturing and SG&A cost saving initiatives. Sterile Technologies EBITDA increased $1.7 million, or 33%, due to favorable price and increased demand for seasonal and H1N1 flu vaccinations at our Belgium pre-filled syringe facility, as well as SG&A cost savings within the segment.

Adjusted EBITDA of $303.0 million for the twelve months ended December 31, 2009 increased $9.2 million compared with the twelve month period ended September 30, 2009, primarily due to improved operating performance as described above.

Results of Operations – Six Months Ended December 31, 2009

Net revenue for the six months ended December 31, 2009 of $849.1 million increased 5%, or $37.5 million, compared to the same period in fiscal 2009. The weaker U.S. dollar positively impacted our revenue by less than one percent, or $2.8 million. Excluding the impact of foreign exchange rates, net revenue increased by $34.7 million, or 4%, primarily due to increased demand within our Oral Technologies and Sterile Technologies segments. Within Oral Technologies, the increase was driven by a demand increase within our controlled release offering, as well as an improvement in capacity utilization within our Zydis® delivery platform. Within Sterile Technologies, the increase was primarily driven by favorable pricing and increased demand for seasonal and H1N1 flu vaccines within our Belgium pre-filled syringe facility.

Gross margin of $223.6 million for the six months ended December 31, 2009, increased by 19%, or $36.4 million, compared to the same period a year ago. The impact of foreign exchange translation on gross margin was immaterial. The increase in gross margin was primarily due to the revenue increases within our Oral Technologies and Sterile Technologies segments as discussed above, as well as manufacturing indirect cost savings across all reporting segments, led by Packaging Services and Development and Clinical Services.

SG&A expenses of $146.7 million for the six months ended December 31, 2009 increased by approximately 4%, or $5.7 million, compared to the same period of fiscal 2009. Excluding the impact of foreign exchange rates, SG&A expenses increased by $5.2 million, or 4%, compared to the same period in the prior year, attributable principally to an increase in R&D spending within our segments.

EBITDA from continuing operations for the six months ended December 31, 2009 was ($130.7) million, a decrease of $230.1 million compared to the same period of fiscal year 2009, primarily due to non-cash goodwill and other asset impairment charges of $244.2 million that were taken during the first quarter of the current fiscal year. Within our segments and excluding the impact of foreign exchange translation, EBITDA within Oral Technologies increased $12.5 million, or 13%, due to previously mentioned demand increase within controlled release and improved capacity utilization within our Zydis® delivery platform. EBITDA within the Development and Clinical Services segment increased $7.9 million as a result of stronger demand within out European clinical services facilities and the implementation of manufacturing indirect and SG&A efficiencies. EBITDA within Packaging Services increased $7.8 million, or 92%, primarily due to manufacturing indirect cost savings, and an increase in demand at several North American and European commercial packaging facilities as a result of the H1N1 pandemic. Sterile Technologies EBITDA increased $2.6 million, or 17%, as compared to prior year due to seasonal and H1N1 flu favorable pricing and increased demand at our Belgium facility, as well as manufacturing indirect and SG&A cost savings within the segment.

Non-GAAP Financial Matters

Use of EBITDA and Adjusted EBITDA

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of net earnings/(loss) before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net (loss)/earnings from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on February 12, 2010, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,100 people at 30 facilities worldwide and generated more than $1.6 billion in Fiscal 2009 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended Dec 31,	Quarter Ended Dec 31,	Increase / (Decrease)
	2009	2008	$	%
Net revenue	$433.5	$394.5	$39.0	9.9%
Cost of products sold	315.1	298.4	16.7	5.6%

Gross margin	118.4	96.1	22.3	23.2%
Selling, general and administrative expenses	76.2	67.4	8.8	13.1%
Impairment charges and (gain)/loss on sale of assets	0.2	(0.2)	0.4	N.M.
Restructuring and other special items	4.5	2.0	2.5	N.M.

Operating earnings/(loss)	37.5	26.9	10.6	39.4%
Interest expense, net	44.1	49.9	(5.8)	-11.6%
Other (income)/expense, net	(9.5)	66.4	(75.9)	N.M.

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	2.9	(89.4)	92.3	N.M.
Income tax expense/(benefit)	18.4	6.9	11.5	N.M.

Earnings/(loss) from continuing operations	(15.5)	(96.3)	80.8	-83.9%
Loss from discontinued operations, net of tax	(5.3)	(6.3)	1.0	-15.9%

Net earnings/(loss)	(20.8)	(102.6)	81.8	-79.7%
Less: Net earnings/(loss) attributable to noncontrolling interest	0.9	(0.1)	1.0	N.M.

Net earnings/(loss) attributable to Catalent	$(21.7)	$(102.5)	$80.8	-78.8%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended Dec 31,	Quarter Ended Dec 31,	Increase / (Decrease)
	2009	2008	$	%
Oral Technologies
Net revenue	$249.3	$221.6	$27.7	12.5%
Segment EBITDA	59.1	50.5	8.6	17.0%

Sterile Technologies
Net revenue	60.8	50.8	10.0	19.7%
Segment EBITDA	8.0	5.3	2.7	50.9%

Packaging Services
Net revenue	94.7	94.0	0.7	0.7%
Segment EBITDA	10.7	4.4	6.3	N.M.

Development & Clinical Services
Net revenue	41.9	41.1	0.8	1.9%
Segment EBITDA	7.7	3.8	3.9	N.M.

Inter-segment revenue elimination	(13.2)	(13.0)	(0.2)	1.5%

Unallocated Costs	(7.9)	(65.6)	57.7	-88.0%

Combined Total
Net revenue	433.5	394.5	39.0	9.9%
EBITDA	$77.6	$(1.6)	$79.2	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Six Months Ended Dec 31,	Six Months Ended Dec 31,	Increase / (Decrease)
	2009	2008	$	%
Net revenue	$849.1	$811.6	$37.5	4.6%
Cost of products sold	625.5	624.4	1.1	0.2%

Gross margin	223.6	187.2	36.4	19.4%
Selling, general and administrative expenses	146.7	141.0	5.7	4.0%
Impairment charges and (gain)/loss on sale of assets	244.2	(0.1)	244.3	N.M.
Restructuring and other special items	7.1	4.6	2.5	54.3%

Operating earnings/(loss)	(174.4)	41.7	(216.1)	N.M.
Interest expense, net	84.7	98.2	(13.5)	-13.7%
Other (income)/expense, net	21.1	20.2	0.9	4.5%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(280.2)	(76.7)	(203.5)	N.M.
Income tax expense/(benefit)	7.8	(0.4)	8.2	N.M.

Earnings/(loss) from continuing operations	(288.0)	(76.3)	(211.7)	N.M.
Loss from discontinued operations, net of tax	(6.3)	(9.8)	3.5	-35.7%

Net earnings/(loss)	(294.3)	(86.1)	(208.2)	N.M.
Less: Net earnings/(loss) attributable to noncontrolling interest	(0.9)	(1.9)	1.0	-52.6%

Net earnings/(loss) attributable to Catalent	$(293.4)	$(84.2)	$(209.2)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Six Months Ended Dec 31,	Six Months Ended Dec 31,	Increase / (Decrease)
	2009	2008	$	%
Oral Technologies
Net revenue	$483.8	$458.8	$25.0	5.4%
Segment EBITDA	106.7	94.6	12.1	12.8%

Sterile Technologies
Net revenue	122.2	109.5	12.7	11.6%
Segment EBITDA	18.5	15.5	3.0	19.4%

Packaging Services
Net revenue	183.9	189.2	(5.3)	-2.8%
Segment EBITDA	16.4	8.5	7.9	92.9%

Development & Clinical Services
Net revenue	82.4	78.7	3.7	4.7%
Segment EBITDA	13.5	5.8	7.7	N.M.

Inter-segment revenue elimination	(23.2)	(24.6)	1.4	-5.7%

Unallocated Costs	(285.8)	(25.0)	(260.8)	N.M.

Combined Total
Net revenue	849.1	811.6	37.5	4.6%
EBITDA	$(130.7)	$99.4	$(230.1)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Net Earnings/(Loss) from Continuing Operations to EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months	Quarter Ended	Twelve Months
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	Ended Sept 30, 2009	December 31, 2009	Ended Dec 31, 2009
Net Earnings/(loss) from continuing operations (1)	(96.2)	(193.9)	(4.6)	(270.7)	(565.4)	(16.4)	(485.6)
Interest expense, net	49.9	42.0	41.4	40.6	173.9	44.1	168.1
Income tax (benefit)/provision	6.9	3.8	13.4	(10.6)	13.5	18.4	25.0
Depreciation and amortization	37.8	28.1	33.3	32.4	131.6	31.5	125.3

EBITDA	(1.6)	(120.0)	83.5	(208.3)	(246.4)	77.6	(167.2)

Equity compensation	1.0	0.3	(2.9)	(1.1)	(2.7)	1.3	(2.4)

Impairment charges and (gain)/loss on sale of assets	(0.1)	192.6	2.7	244.0	439.2	0.2	439.5
Restructuring and special items	1.9	7.7	8.0	2.5	20.1	8.4	26.6
Other non-recurring	1.1	2.0	0.6	0.1	3.8	(0.3)	2.4
Unrealized fx loss(gain) (included in other, net)	63.9	(11.6)	(11.8)	31.1	71.6	(13.1)	(5.4)
Other adjustments	(0.3)	3.7	(4.7)	(0.5)	(1.9)	1.0	(0.5)
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal	68.4	77.2	77.9	70.3	293.7	77.6	303.0
Estimated cost savings					—		—

Adjusted EBITDA	68.4	77.2	77.9	70.3	293.7		303.0

(1)	Effective July 1, 2009, we adopted an accounting standard which modified the presentation of earnings/(loss) attributable to noncontrolling interest on the Company’s Consolidated Statement of Operations. Accordingly, the quarters ended September 30, 2009 and December 31, 2009 earnings/(loss) from continuing operations exclude amounts attributable to noncontrolling interests in order to maintain comparability with prior period as reported amounts.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of December 31, 2009	As of June 30, 2009
ASSETS

Current assets:
Cash and equivalents	$90.2	$63.9
Trade receivables, net	240.0	252.4
Inventories, net	167.8	182.0
Prepaid expenses and other	97.0	89.5
Assets held for sale from discontinued operations	—	18.2

Total current assets	595.0	606.0

Property and equipment, net	783.0	810.4

Other non-current assets, including intangible assets	1,486.3	1,715.4

Total assets	$2,864.3	$3,131.8

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$24.9	$64.2
Accounts payable	115.9	127.0
Other accrued liabilities	223.3	192.7
Liabilities from discontinued operations	—	6.2

Total current liabilities	364.1	390.1

Long-term obligations, less current portion	2,318.7	2,283.1
Other non-current liabilities	381.7	378.1

Commitments and contingencies

Noncontrolling interest	0.6	3.1
Total Catalent shareholder’s equity	(200.8)	77.4

Total liabilities and shareholder’s equity	$2,864.3	$3,131.8

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Six Months Ended December 31, 2009	Six Months Ended December 31, 2008
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$112.3	$(7.1)
Net cash provided by/(used in) operating activities from discontinued operations	(8.5)	2.1

Net cash provided by/(used in) operating activities	103.8	(5.0)

Cash flows from investing activities
Proceeds from sale of assets	0.5	1.8
Additions to property and equipment	(36.8)	(29.5)

Net cash provided by/(used in) investing activities from continuing operations	(36.3)	(27.7)
Net cash provided by/(used in) investing activities from discontinued operations	10.5	(0.8)

Net cash provided by/(used in) investing activities	(25.8)	(28.5)

Cash flows from financing activities
Net change in short term borrowings	(3.6)	(5.5)
Repayments of revolver credit facility	(36.0)	(25.0)
Borrowings from revolver credit facility	—	104.0
Reduction of long term obligations	(11.7)	(11.4)
Payment of noncontrolling interest dividend	(1.7)	(3.3)
Equity (redemption) contribution	0.5	(1.3)

Net cash provided by/(used in) financing activities from continuing operations	(52.5)	57.5
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(52.5)	57.5

Effect of foreign currency translation on cash	0.8	(10.1)

Net increase/(decrease) in cash and equivalents	26.3	13.9

Cash and equivalents at beginning of period	63.9	72.4

Cash and equivalents at end of period	$90.2	$86.3